November 16, 2000

Beacon Power Corporation
6D Gill Street
Woburn, MA  01901

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by Beacon Power Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, 9,813,734 shares of Common Stock, $0.01 par value (the "Common Stock"), to be issued under the Second Amended and Restated 1998 Stock Incentive Plan of Beacon Power Corporation and the Beacon Power Corporation Employee Stock Purchase (the "Plans").

     As counsel for the Company, we participated in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm in and the use of this opinion in connection with the Registration Statement and all amendments thereto. This opinion may not be used for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                              Very truly yours,


                                              EDWARDS & ANGELL, LLP


                                              By:  /s/ Edwards & Angell, LLP
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